Filed pursuant to Rule 424(b)(3)
Registration No. 333-165431

PROSPECTUS

BLACK HAWK EXPLORATION, INC.

39,435,294 SHARES OF COMMON STOCK

July 15, 2010

Direct Public Offering Price:  $0.22 per share

Secondary Selling Shareholder Offering Price: $0.22 per share

Black Hawk Exploration, Inc. (the “Company”, “us”, “we”, “our” is registering a total of 39,543,294 shares of our common stock. Of the shares being registered, 21,435,294 are being registered for sale by current holders of our common shares as listed in ‘Selling Shareholders” further in this Registration Statement (the “Selling Shareholders”), and 18,000,000 are being registered for sale by us.

The offering of the 18,000,000 shares is a “best efforts” offering, which means that our directors and officers as well as any agents we engage will use their best efforts to sell the common stock and.  We have entered into an agreement with certain investors for the sale of 16,000,000 shares of our common stock registered in this Registration Statement, subject to the fulfillment of various conditions, however we have not received any commitment to acquire the remaining 2,000,000 shares.  There is no minimum number of shares required to be sold to close the offering. However, each individual subscriber must purchase a minimum of 5,000 shares. The offering period will be open for 30 days and our management at their sole discretion may terminate the offering at any time prior to the expiration of the initial 30 days of the offering. Our management at their sole discretion may extend the period for an additional 60 days of the offering if not all 18,000,000 shares are sold at the end of the initial 30-day offering period. Proceeds from the sale of the shares will be used to fund the initial stages of the Company’s exploration of its mineral properties. This offering will end no later than six (6) months from the offering date. The offering date is the date by which this registration statement becomes effective. This is a direct participation offering since we, and not an underwriter, are offering the stock. Kevin Murphy, our President and CEO as well as any agents we engage will be responsible for selling our direct primary offering to the public.  On June 18, 2010 we entered into an agreement with various investors to sell 16,000,000 shares of our common stock at $0.22 per share subject to the fulfillment of certain conditions.  A full description of this agreement and the conditions which need to be fulfilled by us before the investors complete the purchase of the 16,000,000 shares are described further in this Prospectus.

MidSouth Capital Inc. has agreed to act as our placement agent in connection with this offering and is deemed to be an underwriter. The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use their best efforts to arrange for the sale of the securities offered by us. We have agreed to pay the placement agent a cash fee equal to 8% of the gross proceeds of the offering of the securities by us and warrants to acquire 2% of the value of the shares placed by them at an exercise price equal to 100% of the per share price at which our shares are sold.  The warrants are to be valid for a period of 2 years from the date of issuance.

We are also registering 21,435,294 previously issued shares of our common stock, which may be resold from time to time by certain Selling Shareholders.  These shares were acquired by the Selling Shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. A registration statement under the Exchange Act relating to these securities has been filed with the Securities and Exchange Commission. Our Selling Shareholders may not offer or sell their shares of our common stock until this registration statement is declared effective. We have been advised by the Selling Shareholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. Please see “Plan of Distribution” at page 14 for a detailed explanation of how the securities may be sold. The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the Selling Shareholders.  The primary affiliates of our company, Kevin M. Murphy (our President, Chief Executive Officer, and Director) and Howard Bouch (our Director, Secretary and Treasurer) will be selling their shares of our common stock in this offering.  The Selling Shareholders will not be able to sell any of their shares until our direct offering of 18,000,000 shares has concluded.

Mr. Murphy will be selling shares of our stock both on his own behalf and on behalf of our company.  Investors will be able to differentiate whether they are purchasing Mr. Murphy’s shares, or shares being sold on our behalf, because shares being sold on our behalf will be offered with a subscription agreement between the investor and our company.

Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of these securities, endorsed the merits of this offering, or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment.  See the section entitled “Risk Factors” beginning on Page 10 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state’s securities laws.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

The date of this prospectus is July 15, 2010

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PROSPECTUS

PROSPECTUS SUMMARY

RISK FACTORS

FORWARD-LOOKING STATEMENTS

THE OFFERING

DETERMINATION OF OFFERING PRICE

DILUTION

USE OF PROCEEDS

SELLING SECURITY HOLDERS

DESCRIPTION OF OUR BUSINESS

DESCRIPTION OF PROPERTY AND FACILITIES

LEGAL PROCEEDINGS

PLAN OF OPERATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

REPORTS TO STOCKHOLDERS

PLAN OF DISTRIBUTION

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

DESCRIPTION OF SECURITIES

DIVIDEND POLICY

TRANSFER AGENT AND REGISTRAR

INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

FINANCIAL STATEMENTS

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

REPORTS TO SECURITY HOLDERS

WHERE YOU CAN FIND MORE INFORMATION

DEALER PROSPECTUS DELIVERY OBLIGATION

INFORMATION NOT REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on Page 10 of this Prospectus and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 10, and the consolidated financial statements, before making an investment decision

All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We were incorporated in the State of Nevada on April 14, 2005.  We are engaged in the acquisition and exploration of mining properties.  We have two wholly owned Nevada subsidiaries: Blue Lithium Energy Inc., and Golden Black Hawk, Inc. We maintain our statutory registered agent’s office at 9360 W.  Flamingo #110-158 Las Vegas, NV 89147 and our business office is located at 1174 Manitou Dr, PO Box 363, Fox Island, WA 98333. Our telephone number is (253) 973-7135 and our facsimile number is (253) 549-4329. Our corporate resident agent in Nevada is Southwest Business Services LLC located at 9360 W. Flamingo, Suite #110-158, Las Vegas, Nevada 89147. Our fiscal year end is August 31st.

We are an exploration stage company and are primarily engaged in the exploration and development of gold, silver and lithium properties.  We have acquired rights to mineral properties in Nevada which we refer to as the Clayton Valley Claims and the Dun Glen Project.  Both of these properties are described in “Description of Properties” further in this Prospectus.

The Offering

The 21,435,294 shares of our common stock being registered by this Prospectus for the Selling Shareholders represent approximately 35.6% of our issued and outstanding common stock as of June 25, 2010.  We are also offering 18,000,000 shares of our common stock in a direct offering.  If we sell all 18,000,000 shares, they will account for approximately 23% of our issued and outstanding common shares after the close of the offering.

Securities Offered:	39,435,294 shares of our common stock of which 21,435,294 are being offered by the Selling Shareholders and 18,000,000 are being offered by us in a direct offering.

Price Per Share:
We are offering the 18,000,000 shares of our common stock at a price of $0.22 per share.

The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices

Maximum and Minimum Number of Securities to be Sold in this Offering:	No minimum. The Selling Shareholders may sell up to 21,435,294 shares of our common stock and we are offering a maximum of 18,000,000 shares of our common stock.

Securities Issued and to be Issued:
As of June 25, 2010 we had 60,472,016 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

Our common stock is quoted on the OTC Bulletin Board under the symbol “BHWX.OB”. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:
We will not receive any proceeds from the sale of our common stock by the Selling Shareholders.  If we sell all of the 18,000,000 shares we are offering, we will receive proceeds of $3,960,000 minus any offering expenses.

Terms of the Offering
This is a BEST EFFORTS OFFERING. This is a no minimum offering. Accordingly, as shares are sold we will use the money raised for our business. Each individual subscriber must purchase a minimum of 5,000 shares. We cannot be certain that we will be able to sell enough shares to sufficiently fund our operations.

Plan of Distribution
This is a direct public offering, with no commitment by anyone to purchase any shares. Our shares in this offering will be offered and sold by Mr. Kevin Murphy and Mr. Howard Bouch, our directors and officers as well as any agents we engage.

SUMMARY OF FINANCIAL DATA

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

	Three Months Ended February 28, 2010 (unaudited) ($)	Six Months Ended February 28, 2010 (unaudited) ($)	Year ended August 31, 2009 ($)	Period from inception on April 14, 2005 to February 28, 2010 (unaudited) ($)
Revenues	-	-	-	-
Expenses	45,844	321,352	66,879	1,017,452
Net Profit (Loss)	(45,844)	(321,352)	(66,879)	(1,017,452)
Net Profit (Loss) per share	(0.00)	(0.01)	(0.00)	-

	As at February 28, 2010 (unaudited) ($)	Year ended August 31, 2009 ($)	Year ended August 31, 2008 ($)
Working Capital (Deficiency)	243,676	46,500	27,079
Total Assets	568,847	50,200	31,393
Total Current Liabilities	-	-	(4,314)

RISK FACTORS

The purchase of the shares of common stock being offered pursuant to this prospectus is speculative and involves a high degree of risk. An investment in our common stock may result in a complete loss of the invested amount.

RISK FACTORS

In addition to other information in this report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Associated with our Business

We are an exploration stage corporation, lack a business history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease functioning.

We were incorporated on April 14, 2005, and have only started our proposed business but have not realized any revenues. We have no business history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $1,017,452. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to find a profitable exploration property;
●	our ability to generate revenues; and
●	our ability to reduce exploration costs.

There can be no assurance that we will be able to achieve any of the above and if our losses continue we will have to suspend operations or cease functioning.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail and investors may lose their entire investment.

We are in the very early exploration stage and cannot guarantee that our exploration work will be successful, or that any minerals will be found, or that any production of minerals will be realized. The search for valuable minerals as a business is extremely risky.  We can provide investors with no assurance that exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property.  Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our property our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims.  If this happens, our business will likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

We have no known mineral reserves and we may not find any gold, silver or lithium if we find gold, silver or lithium it may not be in economic quantities. If we fail to find any gold, silver or lithium or if we are unable to find gold or lithium in economic quantities, we will have to suspend operations.

We have no known mineral reserves. Even if we find gold, silver or lithium, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold, silver or lithium in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any gold, silver or lithium is recoverable, we do not know that this can be done at a profit. Failure to locate gold, silver or lithium in economically recoverable quantities will cause us to suspend operations.

We may be adversely affected by fluctuations in ore and precious metal prices. If prices decrease, we may be unable to achieve profitability.

The value and price of our shares of common stock, our financial results, and our exploration, development and mining activities, if any, may be significantly adversely affected by declines in the price of precious metals and ore.  Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral producing countries throughout the world.

The prices used in making resource estimates for mineral projects are disclosed, and generally use significantly lower metal prices than daily metals prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated resource quantities, which are affected by a number of additional factors. For example, a 10% change in price may have little impact on the estimated resource quantities, or it may result in a significant change in the amount of resources.  If prices decrease, we may be unable to achieve profitability.

Transportation difficulties and weather interruptions may affect and delay proposed mining operations and impact our proposed business.

Our mining properties are accessible by road. The climate in the area is hot and dry in the summer but cold and subject to snow in the winter, which could at times hamper accessibility depending on the winter season precipitation levels. As a result, our exploration and mining plans could be delayed for several months each year.

Supplies needed for exploration may not always be available. If we are unable to secure exploration supplies we may have to delay our anticipated business operations.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials. There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms. Such delays could affect our anticipated business operations and increase our expenses.

Management will devote only a limited amount of time to our business. Failure of our management to devote a sufficient amount of time to our business plans may adversely affect the success of our business.

Mr. Kevin M. Murphy and Mr. Howard Bouch will each be devoting approximately 20 hours per week to our business. Failure of our management to devote a sufficient amount of time to our business plans may adversely affect the success of our business.

Management lacks formal training in mineral exploration. Our business, earnings and ultimate financial success could suffer irreparable harm as a result of management’s lack of experience in the industry.

Our officers and directors have no professional accreditation or formal training in the business of mineral exploration. With no direct training or experience in these areas our management may not be fully aware of many of the specific requirements related to working within this industry. Decisions so made without this knowledge may not take into account standard engineering management approaches that experienced exploration corporations commonly make. Consequently, our business, earnings and ultimate financial success could suffer irreparable harm as a result of management’s lack of experience in the industry.

Risks Associated with our Common Stock

We do not intend to pay dividends on any investment in the shares of our stock.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price.  This may never happen and investors may lose all of their investment in us.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 300,000,000 shares of common stock, of which 60,472,016 shares are issued and outstanding. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital.  Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock.  If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations.  As a result, our business may suffer, and not be successful and we may go out of business.  We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Our stock is a penny stock.  Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state.  Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock.  There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.  You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Risks Related to our Financial Results and Need for Additional Financing

Our auditors’ reports contain a statement that our net loss and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have stated in their report, included in our annual report on Form 10-K filed with the Securities and Exchange Commission on November 30, 2009, that our significant operating losses and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had net losses of $66,879 and $283,375, respectively, for the fiscal years ended August 31, 2009 and 2008. We will be required to raise substantial capital to fund our capital expenditures, working capital and other cash requirements since our current cash assets are exhausted. We are currently searching for sources of additional funding, including potential joint venture partners, while we continue the initial exploration phase on our mining claims. The successful outcome of future financing activities cannot be determined at this time and there are no assurances that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

We will need additional capital to achieve our current business strategy and our inability to obtain additional financing will inhibit our ability to expand or even maintain our exploration and development efforts.

In addition to our current accumulated deficit, we expect to incur additional losses in the foreseeable future. Until we are able to determine if there are mineral deposits available for extraction on our properties, we are unlikely to be profitable. Consequently, we will require substantial additional capital to continue our exploration and development activities. There is no assurance that we will not incur additional and unplanned expenses during our continuing exploration and development activities. When additional funding is required, we intend to raise funds either through private placements or public offerings of our equity securities. There is no assurance that we will be able to obtain additional financing through private placements and/or public offerings necessary to support our working capital requirements. To the extent that funds generated from any private placements and/or public offerings are insufficient, we will have to raise additional working capital through other sources, such as bank loans and/or financings. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

If we are unable to secure adequate sources of funds, we may be forced to delay or postpone the exploration, development and research of our properties, and as a result, we might be required to diminish or suspend our business plans. These delays in development would have an adverse effect on our ability to generate revenues and could require us to possibly cease operations. In addition, such inability to obtain financing on reasonable terms could have a negative effect on our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy protection, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We are incurring increased costs as a result of being a publicly-traded company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. For example, as a result of becoming a public company, we have created additional board committees and have adopted policies regarding internal controls and disclosure controls and procedures. In addition, we have incurred additional costs associated with our public company reporting requirements. These new rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance, which we currently cannot afford to do. As a result of the new rules, it may become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company or the timing of such costs and/or whether we will be able to raise the funds necessary to meet the cash requirements for these costs.

Because we may never earn revenues from our operations, our business may fail and then investors may lose all of their investment in our company.

We have no history of revenues from operations.  We have never had significant operations and have no significant assets.  We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably.  We have a limited operating history and is in the exploration stage.  The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral reserves on our properties or selling the rights to exploit those mineral reserves.  If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to completion of the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims in the future, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability.  If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

The 21,435,294 shares of common stock offered hereby by the Selling Shareholders are being registered for the account of the Selling Shareholders identified in this Prospectus. All net proceeds from the sale of this common stock will go to the respective Selling Shareholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock.

On June 2, 2010 we entered into an engagement letter with MidSouth Capital Inc. (“MidSouth”), pursuant to which MidSouth agreed to undertake introducing our company to potential investors in connection with the sale of our securities for a period of 2 months.  If an investor introduced by MidSouth acquires any of our securities, we have agreed to pay MidSouth the following:
●	a cash payment of 8% on the value of all securities acquired by the investor; and
●
warrants to purchase a number of shares of our common stock equal to two percent of the value of such transactions at 100% of the price at the closing of such transaction for a period of two (2) years.

A copy of this agreement is attached as Exhibit 10.3.

On June 18, 2010 we entered into a securities purchase agreement with certain investors for the purchase an aggregate of 16,000,000 shares of our stock offered in this Prospectus at a price of $0.22 per share.  The investors were introduced to us by MidSouth and consequently MidSouth will receive the stated compensation if we are able to close the sale of our shares to these investors.  Pursuant to the terms of the agreement, the investors will acquire all 16,000,000 shares of our common stock if we meet, amongst other things, the following conditions:
●	the delivery of certain closing documents including a legal opinion on the validity on the shares being issued and a final copy of this Prospectus;
●	the SEC declaring the effectiveness of this post effective amendment to our Form S-1; and
●	there being no material adverse effect in our operations.

If the above conditions are not met by July 30, 2010, the agreement terminates and the investors will be under no obligation to acquire any of our shares.  A copy of the form of this agreement is attached as Exhibit 10.4.

The net proceeds to us from the sale of up to 18,000,000 shares offered at a public offering price of $0.22 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $70,000, $55,000 for legal and accounting (incurred), 8% of gross proceeds if the sale of shares is the result of an introduction by MidSouth, and $15,000 for other costs in connection with this offering (estimated transfer agent fees, filing fee, etc.). The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of the shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received

	20%	40%	70%	88.9%	100%
Shares Sold	3,600,000	7,200,000	12,600,000	16,000,000	18,000,000
Gross Proceeds	$792,000	$1,584,000	$2,772,000	$3,520,000	$3,960,000
Less Offering Expenses	($70,000)	($70,000)	($70,000)	($70,000)	($70,000)
Less Agent Fee (1)	($63,360)	($126,720)	($221,760)	($281,600)	($316,800)
Net Offering Proceeds	$678,640	$1,387,280	$2,480,240	$3,168,400	$3,573,200
(1) if the receipt of proceeds is the result of an introduction by MidSouth.

The Use of Proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

	20%	40%	70%	88.9%	100%
Professional Fees	$50,000	$50,000	$50,000	$50,000	$50,000
Development of Dun Glen Property	$250,000	$550,000	$1,000,000	$1,300,000	$1,500,000
Development of Clayton Valley Claims	$150,000	$325,000	$600,000	$750,000	$850,000
Working Capital	$208,640	$462,280	$830,240	$1,068,400	$1,173,200

Our offering expenses are comprised of legal and accounting expenses and transfer agent fees. Our officers and Directors will not receive any compensation for their efforts in selling our shares, but if the sale of our shares is the result of an introduction provided by MidSouth, MidSouth will receive the compensation specified above.

We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this registration statement, we will need some amount of working capital to maintain our general existence and comply with our public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

Other than the commitment to acquire 16,000,000 shares described above, there is no commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of the maximum 18,000,000 shares of common stock being offered.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will sell their shares at prevailing market prices or privately negotiated prices. The number of securities that may be actually sold by a Selling Shareholder will be determined by each Selling Shareholder. The Selling Shareholders are under no obligation to sell all or any portion of the securities offered, nor are the Selling Shareholders obligated to sell such shares immediately under this Prospectus. A security holder may sell securities at any price depending on privately negotiated factors such as a shareholders’ own cash requirements, or objective criteria of value such as the market value of our assets.

We have established the offering price of the common stock offered by us directly at $0.22 per share based on negotiations with the investors who have committed to, subject to various conditions, acquire an aggregate of 16,000,000 shares of our common stock being offered in this Prospectus.

The offering price should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

DILUTION

All of the 21,435,294 shares of our common stock to be sold by the Selling Shareholders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As at February 28, 2010, our last financial statement date, our total net tangible book value was $568,847, or $0.009 per share based on 60,236,722 shares issued and outstanding as of that date.  The proceeds from the sale of the new shares being offered (up to a maximum of 18,000,000) will vary depending on the total number of shares actually sold in the offering. If all 18,000,000 shares offered hereunder are sold, there would be a total of 78,236,722 common shares issued and outstanding.  Dividing our net tangible book value by the number of shares outstanding after the sale of the maximum offering results in a per share net tangible book value of approximately $4,152,047 or $0.053 per share.

Therefore, the shareholders who purchase shares in this offering will suffer an immediate dilution in the book value of their shares of approximately $0.167 per share, and our present shareholders will receive an immediate book value increase of approximately $0.044 per share.

The following table demonstrates three scenarios to illustrate the per share dilution effect of the offering of the new shares. The first scenario assumes the completion of this offering by the sale of 50% of the maximum of 18,000,000 shares (9,000,000 shares) of common stock for net proceeds of $1,761,600, the second scenario assumes the completion of the sale of 16,000,000 shares of our common stock, and the third scenario assumes the completion of a maximum offering of 18,000,000 shares of common stock for net proceeds of $$3,583,200.

	50% 9,000,000 shares	88.9% 16,000,000 shares	100% 18,000,000 shares

Initial public offering price per share	$0.22	$0.22	$0.22
Net tangible book value per share as of February 28, 2010	$0.009	$0.009	$0.009
Increase in net tangible book value per share attributable to new investors	$0.024	$0.040	$0.044
Net tangible book value per share after offering	$0.033	$0.049	$0.053
Dilution per share to new investors	$0.187	$0.171	$0.167

The above dilution figures do not take into consideration the exercise of any of issued and outstanding convertible securities, including specifically the warrants which are to be issued to MidSouth upon the closing of a financing with investors introduced by MidSouth.  After completion of the full offering by us, the existing shareholders will own approximately 77% of the total number of shares then outstanding, for which they will have made an investment of approximately $260,000, or an average of $0.004 per share. Upon completion of a maximum offering, the purchasers of the shares offered hereby will own 23% of the total number of shares then outstanding, for which they will have made a cash investment of $3,960,000, or $0.22 per share.

SELLING SHAREHOLDERS

The 4 Selling Shareholders are offering for sale of 21,435,294 shares of our issued and outstanding common stock which they obtained as part of the following issuances:

●
On February 4, 2010, Kevin Murphy acquired 12,000,000 shares of our common stock from Wayne Weaver, one of our majority shareholders.  These shares were purchased in a private transaction for total consideration of $10,200,000.

●	In August 2009, we issued 10,000 shares of our common stock each to Kevin Murphy and Howard Bouch as consideration for consulting services provided to us.
●
Wayne Weaver acquired 20,000,000 of our common shares in private transactions from our former director and officer.  These shares were initially issued to our former director and officer, Garrett Ainsworth in April of 2005 for total consideration of $2,000.  Mr. Weaver has also acquired and disposed of other shares of our common stock through private and open market transactions to bring his total ownership to 9,370,588.

●	On July 27, 2009 the Company entered into a consulting contract with Wannigan Consulting Corp. to:
■	maintain the books and records of the Company in accordance with the instructions of the Company’s Auditors and in accordance of U.S. GAAP if so requested by the Company;
■	prepare all necessary regulatory and statutory filings required of the Company;
■	act as liaison between the Company and its Auditor; and
■	act as liaison between the Company and its Transfer Agent.

  The Company issued 280,000 restricted Common Shares of our common stock to Wannigan Consulting Corp. as compensation.

All of these securities were initially issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The Selling Shareholders have the option to sell their shares at prevailing market prices or privately negotiated prices.

The following table provides information as of June 25, 2010 regarding the beneficial ownership of our common stock by each of the Selling Shareholders, including:
●	the number of shares owned by each prior to this offering;
●	the number of shares being offered by each;
●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;
●	the percentage of shares owned by each; and
●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name and Address of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
Kevin M. Murphy (3) 1174 Manito Dr, NW Fox Island, WA 98333	12,010,000	19.8%	12,010,000	0	0
Howard Bouch (4) Grove House 13 Low Seaton Workington Cumbria, England CA141PR UK	10,000	(6)	10,000	0	0
Wayne Weaver Maison de Grant, Rue de L’Etocquet, St. Ouen, Jersey JE3 2EL, UK	9,370,588	15.4%	9,135,294	0	0
Wannigan Consulting Corp. 5466 Canvasback Rd Blaine, WA 98230 (5)	280,000	(6)	280,000	0	0
Total	21,435,294	35.4%	21,435,294

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 60,472,016 shares of our common stock issued and outstanding and as at June 25, 2010.
(3)	Kevin Murphy is our director, President and Chief Executive Officer.
(4)	Howard Bouch is our director, Chief Financial Officer, Secretary and Treasurer.
(5)	Wannigan Consulting Corp. is a consulting company of which Ken Liebscher, a resident of Blaine WA is President and major shareholder and Howard Bouch is a common Director and Officer.
(6)	Less than 1%

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares.  The numbers in this table assume that none of the Selling Shareholders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the Selling Shareholders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

Offering of 18,000,000 Shares of our Common Stock

This is a self-underwritten offering. We are  offering  to the  public  18,000,000  shares  of  common  stock on a “$3,960,000 maximum”  basis at a  purchase  price of $0.22 per share. This Prospectus is part of a prospectus that permits Mr. Kevin M. Murphy, our president and chief executive officer, to sell the shares directly to the public, with no commission or other remuneration payable to him and broker-dealer agents whom we choose to engage, such as MidSouth. Mr. Murphy will sell the shares and intends to offer them to friends, family members, acquaintances, and business associates. In offering the securities on our behalf, he will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Mr. Murphy will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1.	Mr. Murphy is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	Mr. Murphy will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
3.	Mr. Murphy is not, nor will he be at the time of participation in the offering, an associated person of a broker-dealer; and
4.
     Mr. Murphy meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

We are offering up to 18,000,000 shares of common stock for $0.22 per share with aggregate gross proceeds of $3,960,000.  Pursuant to an engagement letter agreement, we engaged MidSouth as our placement agent for this offering on a best efforts basis.  MidSouth is not purchasing or selling any of the shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of the shares other than to use their “best efforts” to arrange for the sale of the securities by us.  Therefore, we may not sell the entire amount of the securities being offered.

 If, an investor introduced by MidSouth acquires any of our securities, we have agreed to pay MidSouth the following:

●	a cash payment of 8% on the value of all securities acquired by the investor; and

●
warrants to purchase a number of shares of our common stock equal to two percent of the value of such transactions at 100% of the price at the closing of such transaction for a period of two (2) years.

MidSouth is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal are deemed to be underwriting discounts or commissions under the Securities Act.  MidSouth is required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by MidSouth.  Under these rules and regulations, MidSouth may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The MidSouth agreement provides that we will indemnify MidSouth against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.  MidSouth agreement also provides that MidSouth will be our agent for a period of two months from the signing of our agreement with them.

On June 18, 2010 investors introduced by MidSouth entered into an agreement with us to acquire 16,000,000 of the 18,000,000 shares at $0.22 per share provided that we fulfill all conditions required for closing by July 30, 2010.  Further details on this agreement are available in the “Use of Proceeds” section of this Prospectus.

We will not use public solicitation or general advertising in connection with the offering. We will use our best efforts to find  purchasers  for the shares offered by this  prospectus  within a period  of 30 days  from the date of the  prospectus, subject to an extension  for an  additional  period not to exceed 60 days.

Resale of 21,435,294 Shares by Selling Shareholders

We are registering certain securities on behalf of the Selling Shareholders. The 21,435,294 issued common shares can be sold by the Selling Shareholders at prevailing market prices or privately negotiated prices.  Kevin M. Murphy and Howard Bouch, our primary affiliates, will be selling their shares as part of this offering. These sales may be at fixed or negotiated prices.  None of the Selling Shareholders may sell any of the shares being registered in this Prospectus until we have completed out direct offering of 18,000,000 shares, or closed the offering without selling the entire amount of shares being registered.

Once we have completed out direct offering of 18,000,000 shares or closed the offering without selling the entire amount of shares being registered, the Selling Shareholders may sell some or all of their securities in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;
●	in privately negotiated transactions;
●	in any combination of these methods of distribution.

The sales price to the public may be:

●	the market price prevailing at the time of sale;
●	a price related to such prevailing market price; or
●	such other price as the Selling Shareholders determine.

We are bearing all costs relating to the registration of certain securities. The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of certain securities.

The Selling Shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of certain securities. In particular, during such times as the Selling Shareholders may be deemed to be engaged in a distribution of certain securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

●	not engage in any stabilization activities in connection with our securities;
●	furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “BHWX.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company’s operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

None of the Selling Shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the Selling Shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholders if such broker-dealer is unable to sell the shares on behalf of the Selling Shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the Selling Shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the Selling Shareholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Mr. Kevin M. Murphy is the underwriter in this offering, as that term is defined in section 2(a)(11) of Rule 144  the Securities Act of 1933. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

During such time as the Selling Shareholders may be engaged in a distribution of any of the securities being registered by this Prospectus, the Selling Shareholders are required to comply with Regulation M under the Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the Selling Shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the Selling Shareholders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the Selling Shareholders cannot cover their short sales with securities from this offering.  In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Shareholders will not be permitted to engage in such an activity.  All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales.  All states offer a variety of exemptions from registration of secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES

As of June 25, 2010, there are 60,472,016 shares of the Company’s common stock issued and outstanding, held by 15 holders of record.

Common Stock

On March 15, 2007, our board of directors approved a ten (10) for one (1) forward stock split of authorized, issued and outstanding shares of common stock. We amended our Articles of Incorporation by the filing of a Certificate of Change with the Nevada Secretary of State wherein it stated that we would issue ten shares for every one share of common stock issued and outstanding immediately prior to the effective date of the forward stock split. The change in the Articles of Incorporation was effected with the Nevada Secretary of State on April 6, 2007. As a result, the authorized capital increased from 30,000,000 to 300,000,000 shares of common stock with a par value of $0.001. The stock split is presented retroactively in these financial statements.

Our authorized capital stock currently consists of 300,000,000 shares of common stock, par value $0.001 per share. Our shareholders (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the assets for distribution to holders of common stock upon liquidation, dissolution or winding up of our business affairs; (iii) do not have pre-emptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company or a change in type of business.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends.  From our inception to the date of this Prospectus we did not declare any dividends.

We do not intend to issue any cash dividends in the future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  However, it is possible that our management may decide to declare a stock dividend in the future.  Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

INTEREST OF NAMES EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Macdonald Tuskey Corporate and Securities Lawyers, Suite 1210, 777 Hornby Street, Vancouver, BC, V6Z 1S4, Canada, has passed upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

LBB & Associates Ltd., LLP, Houston, Texas, has audited our Financial Statements for the year ended August 31, 2009 and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as experts in accounting and auditing.  There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim period.

DESCRIPTION OF OUR BUSINESS

General

We were incorporated in the State of Nevada on April 14, 2005.  We are engaged in the acquisition and exploration of mining properties.  We maintain our statutory registered agent’s office at 9360 W.  Flamingo #110-158 Las Vegas, NV 89147 and our business office is located at 1174 Manito Dr. PO Box 363, Fox Island, WA 98333. Our fiscal year end is August 31st.

Our Current Business – Mineral Exploration

We are an exploration stage resource company, and are primarily engaged in the business of exploration for gold, silver and lithium.

In August of 2009 we formed a wholly owned Nevada subsidiary, Blue Lithium Energy Inc., with the intent to acquire, explore and develop a portfolio of strategic lithium properties in the United States and Canada.  In November of 2009 we acquired exploration properties in Clayton Valley, Nevada by Blue Lithium. Our 1,120 acre, 56 placer mineral claims, site is located in the same area as the largest lithium brine production facility in the U.S. The Chemetall-Foote Mine facility has produced in excess of 50 million Kg of lithium to date and is scaled to produce 1.2 million Kg a year. The American Institute of Mining estimates the mineral resource of the Clayton Valley to be 750 million Kg of lithium. The lithium brine deposits are located at depths of a few hundred meters and can be extracted in an environmentally friendly manner.

On December 8, 2009 we incorporated Golden Black Hawk, Inc. as a wholly owned subsidiary under Nevada law. This subsidiary then entered into an agreement (“the Option Agreement”) on December 10, 2009 (“the Effective Date”) with HuntMountain Resources Inc (“HuntMountain”) to purchase 75% of HuntMountain’s option on a precious metal property in Nevada called Dun Glen.  The Option Agreement entitles us to acquire undivided legal and beneficial interests of up to 75% in the Dun Glen property free and clear of all liens, charges and claims of others.

More details on our mineral exploration properties and our anticipated plan for exploration can be found in the section titled “Description of Property” further in this Prospectus.

Market and Industry

Although there can be no assurance, large and well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. At present there are no limitations with respect to the sale of metals or precious metals other than price. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

The mining industry is highly speculative and of a very high risk nature. As such, mining activities involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Few mining projects actually become operating mines.

The mining industry is subject to a number of factors, including intense industry competition, high susceptibility to economic conditions (such as price of metal, foreign currency exchange rates, and capital and operating costs), and political conditions (which could affect such things as import and export regulations, foreign ownership restrictions). Furthermore, the mining activities are subject to all hazards incidental to mineral exploration, development and production, as well as risk of damage from earthquakes, any of which could result in work stoppages, damage to or loss of property and equipment and possible environmental damage. Hazards such as unusual or unexpected geological formations and other conditions are also involved in mineral exploration and development.

Competition

The mineral exploration industry is highly competitive. We are a new exploration stage company and have a weak competitive position in the industry. We compete with junior and senior mineral exploration companies, independent producers and institutional and individual investors who are actively seeking to acquire mineral exploration properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of mineral exploration interests is intense with many mineral exploration leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.

Many of the mineral exploration companies with which we compete for financing and for the acquisition of mineral exploration properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring mineral exploration interests of merit or on exploring or developing their mineral exploration properties. This advantage could enable our competitors to acquire mineral exploration properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further mineral exploration interests or explore and develop our current or future mineral exploration properties.

We also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their mineral exploration properties or the price of the investment opportunity. In addition, we compete with both junior and senior mineral exploration companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, mineral exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for mineral exploration..

In the face of competition, we may not be successful in acquiring, exploring or developing profitable oil and gas properties or interests, and we cannot give any assurance that suitable oil and gas properties or interests will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the oil and gas industry by:

●	keeping our costs low;

●	relying on the strength of our management’s contacts; and

●	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Research and Development

We have not spent any money on research and development activities since our inception. We do not anticipate that we will not incur any research and development expenses over the next 12 months, but this may change if we are successful in acquiring new properties or interests. Our planned expenditures on our operations and the exploration program are summarized under the section of this Prospectus entitled “Description of Property”.

Intellectual Property

Other than the rights we own in our website: www.black-hawk-exploration.com.  We have not filed for any protection of our trademark, and we do not have any other intellectual property.

Government Regulations

Any operations at the our mineral properties will be subject to various federal and state laws and regulations in the United States which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will be required to obtain those licenses, permits or other authorizations currently required to conduct exploration and other programs. There are no current orders or directions relating to us or our properties with respect to the foregoing laws and regulations. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties. We are not presently aware of any specific material environmental constraints affecting our properties that would preclude the economic development or operation of property in the United States.

The U.S. Forest Service requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Any future mining operations at our mineral properties may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures for pollution control in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our mineral properties or surrounding areas.

Employees and Consultants

At present, we have no employees, other than our executive officers who do not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to employees.

We intend to continue to use the services of subcontractors for manual labor exploration work and an engineer or geologist to manage the exploration program. Our only employees will be our senior officers and directors. In regards to our planned exploration program on the Dun Glen Property, we have retained Buster Hunsaker as senior geological consultant.  His compensation is on an hourly basis.

On January 1, 2010 we entered into a consulting agreement with Wannigan Consulting Corp. (“Wannigan”) to act as a consultant in the areas of corporate growth and acquisitions, accounting, business affairs, business operations, and financial and public company compliance for a period of  seven  months commencing January 1, 2010 and continuing through July 31, 2010.  Wannigan is compensated by payment of $10,000 upon signing of the Consulting Agreement and $6,000 per month.  This agreement is a non arms-length transaction as Howard Bouch is a common director of Wannigan and our company.

Reports to Security Holders

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

DESCRIPTION OF PROPERTY AND FACILITIES

We maintain our statutory registered agent’s office at 9360 W.  Flamingo #110-158 Las Vegas, NV 89147 and our business office is located at 1174 Manito Dr. PO Box 363, Fox Island, WA 98333. Tel: (253) 973-7135; fax: (253) 549-4329.

In November of 2009, we, through our wholly owned subsidiary Blue Lithium Energy Inc., acquired title to 56 placer mineral claims over a 1,120 acre site. The mineral claims give us the right to all of the minerals which can be claimed by placer claims underlying the land on which the claims have been staked. These claims are known as the Clayton Valley Claims and are described in full detail below.

On December 8, 2009 the Company formed a second wholly owned subsidiary in Nevada named Golden Black Hawk, Inc. This subsidiary then entered into the Option Agreement with HuntMountain, a public company that has the right to acquire 100% interest in a total of 73 mining claims in Pershing County in the State of Nevada. The Option Agreement entitles us to acquire undivided legal and beneficial interests of up to 75% in these claims free and clear of all liens, charges and claims of others.  These claims are known as the Dun Glen Project and are described in full detail below.

Dun Glen Project

Location and Access

The Dun Glen Project is located approximately 40 miles south west of Winnemucca, Nevada in Pershing County.  Access is available from Highway 80, exit 151 over a county maintained gravel road.  The entire area covers roughly 1870 acres comprised of 94 federal unpatented lode mining claims, of which 73 are covered by our agreement with HuntMountain.

Ownership Interest

Under the Option Agreement with HuntMountain we have an option entitling us to acquire certain legal and beneficial interests in and to Dun Glen Project, and to participate in the further exploration and, if deemed warranted, the development of the Dun Glen Project.  Specifically, we have acquired a right and option to acquire undivided legal and beneficial interests of up to 75% in the Dun Glen Project free and clear of all liens, charges and claims of others.

In order for us to exercise the option and acquire the 75% interest we are required to make the following payments to HuntMountain, and incur the expenses indicated, prior to the fourth anniversary of the date of the Option Agreement (the “Option Deadline”):

(1)	an initial payment of $50,000, which has been paid by us and issue 250,000 restricted shares of common stock;

(2)	pay a further $25,000 on the first anniversary of the Effective Date and issue 100,000 restricted shares of common stock;

(3)	pay a further $25,000 on the second anniversary of the Effective Date; and

(4)	incur or fund expenditures on the Property prior to the Option Deadline of not less than $700,000 on or before the fourth anniversary of the Effective Date.

History of Previous Operations

The Dun Glen Property is an exploration stage property that has had a relatively small amount of contemporary geologic work done on it.  Historically, exploration and mineral production in the area began in the 1860’s.  During the 1930’s the Standard Gold Reduction and Milling Company worked on the Auld Lang Syne Mine on the Dun Glen Property.  Eventually all production from the mines in the area ceased and minimal work was undertaking until 2002.

Five drill holes were completed by Newmont Exploration in 2002 and consisted of a total of 2113 feet.  This drilling was inconclusive due largely to unforeseen drilling problems that required termination of some of the drill holes prior to reaching target depths.

Four drill holes were completed by HuntMountain Resources in 2006 and consisted of a total of 3,645 feet.  Three of the four holes reached their target depth and the core averaged 3.18 grams per tonne of gold and 8.0 grams per tonne of silver.

Present Condition of Property and Current State of Exploration

We have not yet commenced exploration of the Dun Glen Property. We intend to use a phased exploration approach by which the results of each phase will determine the nature and level of activities for the next.

Our initial plan of exploration is to complete comprehensive compilation of all acquired geophysical, geochemical, and geological data.  From this a phased program can be developed to evaluate the economic potential of the property.

In particular, over the next 12 months beginning July 2010, we intend to carry out the following actions with respect to the Dun Glen Property in two phases.  Phase 1 is an evaluation phase totaling $60,700.  Phase 2 is comprised of dump processing ($600,000) and exploration drilling ($404,352).  The Phase 2 plans are based on the results of Phase 1 work which is as follows:

Description of Phase of Exploration	Description of Exploration Work Required	Estimated Expenses ($)
Phase 1	1) Property-wide data compilation	$9,750
	2) Measure and sample historic dumps (Geologist and Technician)	$16,950
	3) Sample Costs (including trenching, assaying, and permit upgrades)	$22,000
	4) Metallurgical Evaluation	$12,000
Phase 2 (Dump Processing )	1) Load and move 50,000 tons of historic mine dumps	$550,000
	2) Permit upgrades and estimated road improvements	$50,000

Phase 2 (Exploration Drilling)	1) 8,000 foot drill program	$276,988
	2) Drill Sample Assaying	$54,686
	3) Drill Site Preparation	$21,170
	4) Drill Supervision and Evaluation	$51,508

(1)
All costs and timings are estimates only, and these may change dramatically depending on unforeseen circumstances arising at each stage of the exploration program and the amount of financing available to us.

Mineralization

The Dun Glen Project is situated in a region of alternating, northerly-trending, faulted mountains and flat, sediment-filled valley floors.  It was created roughly 20 million years ago as a result of block faulting during extensional tectonics.  Rocks exposed in the region range in age from Cambrian to Holocene and comprise thick sequences of sedimentary, volcanic, intrusive and metamorphic rocks in a complex structural environment.

There are three separate areas at the Dun Glen Project which have previously undergone mining activity.  These are, from North to South, the Auld Lang Syne Mine area, the Black Hole Mine area and the Monroe Mine area.  Gold/silver-bearing veins were the prime target historically, although there is some low-grade sediment-hosted mineralization on the property that has not yet been well-documented, along with solidified breccias that tentatively appear to be localized.  The main zone of mineralization, which connects the Monroe Mine, Old Mill Adit and the Black Hole Mine, consists of a north-easterly trending corridor that appears to the about 300 feet wide on the south end near the Monroe Mine and as much as 1000 feet wide on the north end near the Auld Lang Syne Mine.

Mineralization at the Auld Lang Syne consists of several separate quartz veins that trend in a northerly direction, dipping 45-80 degrees to the east, hosted by silicified rhyolites.  Although the true width of this vein system is uncertain due to copious overburden, the apparent width is approximately 100 feet.  The vein system here contains four parallel veins, the average width of which is reported to be 0.8 meters.  No systematic chip sampling across this zone has yet been undertaken.

Mineralization at the Black Hole Mine consists primarily of gold/silver-bearing quartz veins that appear to follow the contact between two mineral formations.  This contact is probably faulted according to a geology report.  Both Type A (bright white, massive to stockwork, coarse crystalline, opaque quartz with traces of sulfides, most commonly pyrite) and Type B (light grey, fine-crystalline, translucent, vuggy quartz that contains up to 0.5% sphalerite and galena with lesser amounts of pyrite, chalcopyrite, arsenopyrite and stibnite) quartz vein mineralization were found on the dump in previous reviews of the property.  No historic data on the Black Hole Mine workings is readily available, and the mine is presently inaccessible.  Therefore, the true width of the mineralization at the Black hole Mine is uncertain.  At the Black Hole Mine, the quartz vein reportedly strikes northeast with a 45 degree dip to the southeast.

Mineralization in the Monroe Mine area also consists of gold/silver-bearing quartz vein mineralization, although it is hosted entirely in a Metarhyolite rock formation.  The Monroe Mine dump contains much Type A quartz vein material and scarce samples of Type B quartz vein material.  A small prospect pit which lies about 500 feet off the main Monroe Mine Adit contains scarce samples of Type B quartz vein material also.  This mineralization could not be seen in place since the adit is partially caved near the portal and partially flooded.  Therefore the true width of the quartz vein mineralization in the Monroe Mine area is uncertain.

Historically this area has been explored and mined for gold/silver production.  However, our management believes that there are significant deposits of gold and silver which have not yet been explored.  We have not yet undertaken any exploration work on the Dun Glen Project and the existence of any gold or silver cannot be assured.

Clayton Valley Claims

Location and Access

The Clayton Valley Claims are located in Clayton Valley, Esmeralda Country, Nevada, 214 highway miles North of Las Vegas, Nevada.  They are accessible via Highway 264 that proceeds south from Interstate 95 and then connects to a gravel road.  Access to the claims is via 52 miles of paved U.S. and Nevada State highways from Tonopah leading to 4 miles of improved gravel roads within Clayton Valley which crosses the center of the claims.  Sources of power and water are available less than 3 miles from the claims.  Labor and supplies are available at Tonopah, Las Vegas or Reno which are local and regional mining and supply centers.  The entire area covers approximately 1120 acres comprised of 56 placer mineral claims located in the same geological formation as Chemetall-Foote mining operation.

Independence Trend
Winnemucca
Wells
West Wendover
Dun Glen Property
Carlin
Battle Mountain - Eureka Trend
Carlin Trend
Reno
Austin
Eureka
Ely
Blue Lithium Clayton Valley Lithium Claims
Hawthorne
Walker Lane
Tonopah
Goldfield
Beatty
Las Vegas
Laughlin
0 25 50 100 150
Miles

Blue Lithium Energy, Inc.
BMP Placer Claims
USGS Historic Drill Hole
CV-2A
Planned and Permitted
Drill Hole
USGS Historic Drill Hole
CV-2
USGS Historic Drill Hole
CV-1

We hold mineral exploration rights on the Clayton Valley Claims directly from the Department of the Interior, Bureau of Land Management (BLM), through our wholly owned subsidiary Blue Lithium Energy, Inc.  Our annual expenses associated with keeping this property in good standing are estimated at $10,220.

History of Previous Operations

During the mid-to late 1970’s the U.S. Geological Survey (“USGS”) evaluated lithium deposits and resources around the world.  During the course of the program they drilled 22 holes in Nevada and Arizona.  Initial drilling was in Clayton Valley (one of these drill sites was on one of our claims adjacent to Chemetall-Foote) to evaluate the known continental-brines.

The Clayton Valley Claims’ 1,120 acre site is located in the Clayton Valley which is the home of the largest lithium brine production facility in the U.S. The Chemetall-Foote facility has produced in excess of 50 million kilograms of lithium to date and is scaled to produce 1.2 million kilograms a year.

Present Condition of Property and Current State of Exploration

Hunsaker, Inc., our consulting geologists have recommended an initial drill program for lithium bearing brines. The brines are expected to occur between 600 and 800 feet based on the 1980’s U.S. Geological Survey work completed in the 1970’s by the U.S. Geological Survey and the nearby producing wells at the Chemetall-Foote Silver Peak operation also in Clayton Valley. Drilling costs are estimated to be $30 a foot and the drill program is designed to identify the depth of the Brines, Lithium concentration, chemical characteristics and the geologic/aquifer settings.

We have recently engaged Boart Longyear Limited (“Boart”) to commence drilling on the Clayton Valley Claims.  We had previously received an affirmative decision from the United States Department of Interior, Bureau of Land Management (“BLM”), Tonopah, Nevada for exploration on the Clayton Valley Claims.  A financial guarantee bond was required and has been submitted and accepted by the BLM, Branch of Minerals Adjudication to warranty complete reclamation of any environmental disturbance to the drill area and keep within our corporate “Green Policy”. The BLM determination notice will remain in effect for 2 years from the date of the approval decision. The original Notice of Drill Exploration was filed by Blue Lithium Energy, Inc., our wholly owned subsidiary, on November 25th, 2009 and the engagement of Boart will allow our management to put into effect our drill program and confirm the lithium brine levels at the Clayton Valley Claims.

Mineralization

The American Institute of Mining estimates the mineral resource of the Clayton Valley to be 750 million kg of lithium. The Clayton Valley lithium brine deposit is found at depths of a few hundred meters and is easily extractable in an environmentally friendly manner. The American Institute of Mining estimates the Lithium resources of the Clayton Valley to be 750,000,000 kilograms.  USGS holes drilled in the new target area  had 1.3 and 1.7 parts per million (“ppm”)  lithium in the brines that were intersected plus 287 and 364 ppm lithium in the sediments.  Our management believes that these results are within the range of values that could be indicative for lithium brines in the target area.  Please refer to the map of the Clayton Valley area on the previous page for a reference on location of the drill holes.

Aside from lithium, minerals that can easily be identified in this area (mostly as crystals a few millimeters in size) include: Plagioclase (a type of feldspar), Hornblende, Clinopyroxene and Orthopyroxene, Olivine, and Magnetite.

Index of Geologic Terms

Term	Definition

Adit	a passage driven into a mine from the side of a hill
Arsenopyrite
monoclinic mineral, 8[FeAsS] ; pseudo-orthorhombic, prismatic, and metallic silver-white to steel gray; the most common arsenic mineral and principal ore of arsenic; occurs in many sulfide ore deposits, particularly those containing lead, silver, and gold

Breccia	a rock formed from fragments of pre-existing rock in which the gravel-sized particles are angular in shape and make up an appreciable volume of the rock.
Chalcopyrite	a sulfide of copper and iron, CuFeS2; sometimes called copper pyrite or yellow copper ore
Clinopyroxene	a group name for monoclinic pyroxenes
Galena	a mineral containing mainly lead sulfide that is blue-gray in color.
Hornblende	A rock-forming ferromagnesian silicate mineral with double chains of silicon-oxygen tetrahedra
Magnetite	iron oxide, Fe3O4. Black; strongly magnetic. Important ore of iron
Olivine	A mineral group including fayalite, Fe2 SiO4; forsterite, Mg2 SiO4; liebenbergite, (Ni,Mg)2 SiO4; and tephroite, Mn2 SiO4; orthorhombic; olive green, grayish green, brown, or black
Orthopyroxene	The subgroup name for pyroxenes crystallizing in the orthorhombic system, commonly containing no calcium and little or no aluminum
Overburden	Designates material of any nature, consolidated or unconsolidated, that overlies a deposit of useful materials, ores, or coal - esp. those deposits that are mined from the surface by open cuts
Plagioclase
common rock-forming minerals, have characteristic polysynthetic twinning, and commonly display zoning. The term was originally applied to all feldspars having an oblique angle between the two main cleavages

Pyrite	A sulfide mineral, iron sulfide, FeS2
Pyroxene
A group of chiefly magnesium-iron, and many other rock-forming minerals. Although members of the group fall into different systems (orthorhombic, monoclinic, and triclinic), they are closely related in form, composition, and structure

Pyrrhotite	a brownish iron sulfide mineral having weak magnetic properties
Quartz
A silicate mineral, SiO2, composed exclusively of silicon-oxygen tetrahedra, with all oxygens joined in a three-dimensional network. Crystal form is six-sided prism tapering at end, with prism faces striated transversely

Rhyolite	Fine-grained igneous rock with composition of granite
Silicification	A process of fossilization whereby the original organic components of an organism are replaced by silica, as quartz, chalcedony, or opal
Sphalerite	a mineral; zinc sulfide, nearly always contains iron, (Zn, Fe)S. Principal ore of zinc
Stibnite
An orthorhombic mineral, Sb2 S3 ; dimorphous with metastibnite; soft; metallic; may contain gold and silver; occurs in massive forms and in vertically striated prisms having perfect cleavage, in low-temperature veins and around hot springs; the chief source of antimony

Sulfide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal
Vug	Small unfilled cavity in rock, usually lined with crystalline layer of different composition from surrounding rock

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange.  Our common stock is quoted on OTC Bulletin Board under the trading symbol “BHWX.OB”.   We cannot assure you that there will be a market in the future for our common stock.

OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers.  OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a national or regional stock exchange.

The following table reflects the high and low bid information for our common stock obtained from Stockwatch and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

OTC Bulletin Board
Quarter Ended(1)	High	Low
May 31, 2010	$0.74	$0.42
February 28, 2010	$1.08	$0.49
November 30, 2009	$1.73	$0.44

                                                                                      (1)           The first trade in our stock did not occur until September 24, 2009.

Holders of our Common Stock

Our common shares are issued in registered form. Empire Stock Transfer Co., 1859 Whitney Mesa Dr., Henderson, NV 89014 is our stock transfer agent. They can be contacted by telephone at (702) 818-5898 and by facsimile at (702) 974-1444. As of February 22, 2010 our stock was held by 15 holders of record.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans in place.

FINANCIAL STATEMENTS

Our financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States. The following financial statements pertaining to our company are filed as part of this registration statement: Audited financial statements for the period from April 14, 2005 (inception) through August 31, 2009. Unaudited interim financial statements for the six month period ended February 28, 2010.

BLACK HAWK EXPLORATION, INC.
(An Exploration Stage Company)
Years Ended August 31, 2008 and 2009

BLACK HAWK EXPLORATION, INC.
(An Exploration Stage Company)
Period ended February 28, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Black Hawk Exploration Inc.
(An Exploration Stage Company)
Fox Island, WA

We have audited the accompanying consolidated balance sheets of Black Hawk Exploration Inc. (the “Company”) as of August 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended and the period from April 14, 2005 (inception) through August 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Black Hawk Exploration Inc. as of August 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended and the period from April 14, 2005 (inception) through August 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company’s absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2010 raise substantial doubt about its ability to continue as a going concern. The 2009 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LBB & Associates Ltd., LLP

Houston, Texas
November 24, 2009

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,
	2009	2008
ASSETS

Current assets
Cash	$13,000	$26,393
Prepaid expenses	33,500	5,000
Total current assets	46,500	31,393

Mineral property	3,700	-
Total assets	$50,200	$31,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$-	$4,314
Total current liabilities	-	4,314
Total liabilities	-	4,314

COMMITMENTS

STOCKHOLDERS’ EQUITY:

Common stock, $.001 par value, 300,000,000 shares authorized,
59,201,428 and 58,301,428 shares issued and outstanding as of August 31, 2009 and 2008, respectively	59,201	58,301
Additional paid-in capital	687,099	597,999
Deficit accumulated during the exploration stage	(696,100)	(629,221)
Total Stockholders’ Equity	50,200	27,079
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,200	$31,393

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended August 31, 2009 and 2008
and the Period from April 14, 2005 (Inception) through August 31, 2009

	Years Ended August 31,		Inception through
	2009	2008	August 31, 2009
Cost and expenses:
Mineral costs	$1,300	$530	$1,830
General and administrative	35,579	49,794	139,708
Stock-based compensation	30,000	-	30,000
Impairment of mineral property costs	-	233,051	524,562
Loss from operations	(66,879)	(283,375)	(696,100)
Net loss	$(66,879)	$(283,375)	$(696,100)

Net loss per share:
Basic and diluted	$(0.00)	$(0.00)
Weighted average shares outstanding:
Basic and diluted	58,359,784	58,291,182

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Period from April 14, 2005 (Inception) through August 31, 2009

	Common Stock		Additional Paid-in Capital	Subscription Receivable	Deficit Accumulated During the Exploration Stage	Total
	Shares*	Amount
Issuance of common stock for cash	55,470,000	$55,470	$(1,170)	$(2,000)	$-	$52,300
Net loss	-	-	-	-	(2,095)	(2,095)
Balance, August 31, 2005	55,470,000	55,470	(1,170)	(2,000)	(2,095)	50,205
Cash receipt for subscription receivable	-	-	-	2,000	-	2,000
Net loss	-	-	-	-	(17,510)	(17,510)
Balance, August 31, 2006	55,470,000	55,470	(1,170)	-	(19,605)	34,695
Issuance of common stock for cash	2,571,428	2,571	417,429	-	-	420,000
Issuance of common stock for mineral property costs	210,000	210	146,790	-	-	147,000
Net loss	-	-	-	-	(326,241)	(326,241)
Balance, August 31, 2007	58,251,428	58,251	563,049	-	(345,846)	275,454
Issuance of common stock for mineral property costs	50,000	50	34,950	-	-	35,000
Net loss	-	-	-	-	(283,375)	(283,375)
Balance, August 31, 2008	58,301,428	58,301	597,999	-	(629,221)	$27,079
Issuance of common stock for cash	600,000	600	59,400	-	-	60,000
Issuance of common stock for services	300,000	300	29,700	-	-	30,000
Net loss	-	-	-	-	(66,879)	(66,879)
Balance, August 31, 2009	59,201,428	$59,201	$687,099	$-	$(696,100)	$50,200

*The common stock issued has been retroactively restated to reflect a forward stock split of 10 new shares for 1 old share, effective March 15, 2007.

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended August 31, 2009 and 2008
and the Period from April 14, 2005 (Inception) through August 31, 2009

	August 31, 2009	August 31, 2008	Inception through August 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(66,879)	$(283,375)	$(696,100)
Adjustments to reconcile net loss to cash used by operating activities:
Impairment of mineral property costs	-	233,051	524,562
Stock-based compensation	30,000	-	30,000
Net change in:
Prepaid expenses	(28,500)	(5,000)	(33,500)
Accounts payable	(4,314)	164	-
Due to related party	-	(5,087)	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(69,693)	(60,247)	(175,038)
CASH FLOWS FROM INVESTING ACTIVITIES:
Mineral property expenditures	(3,700)	(2,665)	(346,262)
CASH FLOWS USED IN INVESTING ACTIVITIES	(3,700)	(2,665)	(346,262)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from common stock issuance	60,000	-	534,300
Cash received for share subscriptions	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES	60,000	-	534,300
NET INCREASE (DECREASE) IN CASH	(13,393)	(62,912)	13,000
Cash, beginning of period	26,393	89,305	-
Cash, end of period	$13,000	$26,393	$13,000
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-
SUPPLEMENTAL DISCLOSURE OF NON CASH TRANSACTION:
Stock issued for mineral property costs	$-	$35,000	$182,000
Reclassification of deposit to mineral property costs	$-	$80,062	$-

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

Black Hawk Exploration Inc. (“the Company”) was incorporated in Nevada on April 14, 2005, to engage in acquisition and exploration of mineral properties.

On August 11, 2009 the Company formed Blue Lithium Energy Inc. (“Blue Lithium”), a wholly owned subsidiary under the laws of the State of Nevada to acquire, explore and develop lithium properties in the United States and Canada.

On December 09, 2009 The Company formed Golden Black Hawk, Inc. (“Golden Black Hawk”), a wholly owned subsidiary under the laws of the State of Nevada to acquire, explore and develop gold properties in the United States and Canada.

Going concern

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses since inception of $696,100. Further losses are anticipated in the development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability.

The continuing operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

There can be no assurance that capital will be available as necessary to meet the Company’s working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company’s liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The accompanying consolidated financial statements included all of the accounts of the Company and its wholly-owned subsidiary, Blue Lithium Energy Inc., a Nevada Corporation. All intercompany transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand, demand deposits and short-term, highly liquid investments with an original maturity of ninety days or less.

Exploration Stage Company

The Company complies with Financial Accounting Standard Board Statement (“SFAS”) No. 7 for its characterization of the Company as an Exploration Stage Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the period. Actual results may differ from those estimates.

Mineral Property Acquisition Costs

The costs of acquiring mineral properties are capitalized and amortized over their estimated useful lives following the commencement of production or expensed if it is determined that the mineral property has no future economic value or the properties are sold or abandoned.

Cost includes cash consideration and the fair market value of shares issued on the acquisition of mineral properties. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at such time as the payments are made.

The recoverable amounts for mineral properties is dependent upon the existence of economically recoverable reserves; the acquisition and maintenance of appropriate permits, licenses and rights; the ability of the Company to obtain financing to complete the exploration and development of the properties; and upon future profitable production or alternatively upon the Company’s ability to recover its spent costs from the sale of its interests. The amounts recorded as mineral properties reflect actual costs incurred and are not intended to express present or future values.

The capitalized amounts may be written down if potential future cash flows, including potential sales proceeds, related to the property are estimated to be less than the carrying value of the property. Management of the Company reviews the carrying value of each mineral property interest quarterly, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of each property would be recorded to the extent the carrying value of the investment exceeds the estimated future net cash flows.

Exploration and Development Costs

Exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off.

Impairment of Mineral Rights

The Company reviews mineral rights for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the company’s current business model. During the years ended August 31, 2009 and 2008, the Company recorded impairment to mineral rights of $Nil and $233,051, respectively.

Asset Retirement Obligations

The Company has adopted the provisions of SFAS No. 143 “Accounting for Asset Retirement Obligations,” which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The adoption of this standard has had no effect on the Company’s financial position or results of operations. As of August 31, 2009 any potential costs relating to the ultimate disposition of the Company’s mineral property interests have not yet been determinable.

Stock Based Compensation

Stock based compensation expense is recorded in accordance with SFAS 123R (Revised 2004), Share-Based Payment, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Basic Loss per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding during the periods has been retroactively restated to reflect a forward stock split of 10 new shares for 1 old share, effective March 15, 2007.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Financial Instruments

As of August 31, 2009, the Company’s financial instruments consist of cash. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity of such assets and liabilities the fair value of the financial instrument approximates its carrying value, unless otherwise noted.

Recent Accounting Pronouncements

During the year ended August 31, 2009 and subsequently, the Financial Accounting Standards Board (“FASB”) has issued a number of financial accounting standards, none of which did or are expected to have a material impact on the Company’s results of operations, financial position, or cash flows, with exception of:

New Accounting Pronouncements (Adopted)

SFAS No. 157.    In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements, but does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position, or FSP, No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delayed the effective date of SFAS No. 157 for certain nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS No. 157 for the Company’s financial assets and liabilities in the first quarter of fiscal 2009, and provisions for nonfinancial assets and liabilities in the first quarter of fiscal 2010, which did not result in recognition of a transaction adjustment to retained earnings or have a material impact on our financial condition, results of operations or cash flows.

SFAS No. 165.    In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). This statement provides guidance to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This statement is effective for interim or fiscal periods ending after June 15, 2009, and is applied prospectively. We adopted SFAS No. 165 in the year ended August 31, 2009; this adoption did not have any impact on our financial condition, results of operations or cash flows.

New Accounting Pronouncements (Not yet adopted)

SFAS No. 168.    In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally of Generally Accepted Accounting Principles — a Replacement of FASB Statement No. 162 (“SFAS No. 168”). SFAS No. 168 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We do not expect the adoption of SFAS No. 168 will not have a material impact on our financial condition, results of operations or cash flows.

NOTE 3 – MINERAL RIGHTS

During August, 2009, a geologist engaged by the Company identified and acquired 56 lithium claims in the State of Nevada on behalf of the Company. The titles to these claims were transferred to the Company subsequent to the year end.

During the year ended August 31, 2008, the Company allowed its mineral property options on the Northwest Territories property to expire.  Accordingly, an impairment charge of $233,051 was recorded to write-off the assets.

NOTE 4 - RELATED PARTY TRANSACTIONS

On July 27, 2009, the Company signed a consulting agreement (the “Consulting Agreement”) for a term of eight months with a private company (the “Consultant”) that has a common director with the Company, whereby the Consultant receives $3,000 per month for consulting services on corporate, administrative, business planning and business analysis, and receives a maximum of $500 per month for preapproved expenses. In accordance with the Consulting Agreement, consulting fees of $6,000 for the first and last month of the term of the Agreement were paid and 280,000 common shares of the Company were issued to the Consultant upon signing of the Consulting Agreement (Note 6). On September 5, 2009 the consulting fees were increased to $4,000 per month in an amended agreement, which were further amended to $4,500 per month on October 5, 2009 (Note 5). In addition, the Company paid consulting fees of $3,000 to the Consultant for services provided prior to the signing of the Agreement.

During the year ended August 31, 2009, the Company issued 20,000 common shares to the two new directors of the Company, valued at $0.10 per share for total director’s compensation of $2,000.

During the year ended August 31, 2008, total management fee of $22,449 was paid to a director of the Company. As of August 31, 2008, this director resigned and no balance was owed to this director.

NOTE 5 - COMMITMENTS

In accordance with the amended Consulting Agreements with a related party of the Company, the Company pays the related consultant consulting fees of $4,000 for the month of September, 2009, and $4,500 per month for the five months from October 2009 to February 2010, and a maximum of $500 for preapproved expenses per month for the six months from September 2009 to February 2010 (Note 4).

NOTE 6 - COMMON STOCK

The Company’s authorized stocks consist of 300,000,000 common shares at a par value of $0.001.

In October 2006, the Company raised $20,000 from the sale of 2,000,000 post-split common shares at $0.10 per share.

On March 15, 2007, the board of directors approved a ten (10) for one (1) forward stock split of authorized, issued and outstanding shares of common stock. The Company amended its Articles of Incorporation by the filing of a Certificate of Change with the Nevada Secretary of State wherein it stated that it would issue ten shares for every one share of common stock issued and outstanding immediately prior to the effective date of the forward stock split. The change in the Articles of Incorporation was effected with the Nevada Secretary of State on April 6, 2007. As a result, the authorized capital increased from 30,000,000 to 300,000,000 shares of common stock with a par value of $0.001. The stock split is presented retroactively in these financial statements.

On May 30 2007, the Company closed a private placement for an aggregate of 571,428 common shares at a price of $0.70 for total proceeds of $400,000. These common shares were issued in June 2007.

From June to August 2007, the Company issued 210,000 common shares valued at $147,000 in connection with its mineral property option agreements and acquisition agreement.

The Company issued 50,000 shares for a mineral property option in November 2007 valued at $35,000.

In August 2009, the Company issued 600,000 common shares at $0.10 per share for total proceeds of $60,000.

In August 2009, the Company issued 280,000 common shares valued at $0.10 per share to a related-party consultant of the Company (Note 4).

In August 2009, the Company issued 20,000 common shares valued at $0.10 per share to the two new directors of the Company (Note 4).

As of August 31 2009, 59,201,428 shares of the Company’s common stock are issued and outstanding.

NOTE 7 - INCOME TAXES

The Company follows Statement of Financial Accounting Standards Number 109 (“SFAS 109”), “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	August 31, 2009	August 31, 2008
Income tax benefit attributable to:
Net operating loss	$12,500	$96,000
Change in valuation allowance	(12,500)	(96,000)
Net refundable amount	$-	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	August 31, 2009	August 31, 2008
Deferred tax asset attributable to:
Net operating loss carryover	$226,400	$213,900
Valuation allowance	(226,400)	(213,900)
Net deferred tax asset	$-	$-

At August 31, 2009, the Company had an unused net operating loss carry-forward approximating $666,000 that is available to offset future taxable income; the loss carry-forward will start to expire in 2025.

NOTE 8 – SUBSEQUENT EVENTS

On October 16, 2009 the Company received gross proceeds of $55,000 for subscriptions of 64,705 shares of the Company’s common stock at $0.85 per share. These shares have not been issued.

On October 19, 2009 the Company entered into an equity financing agreement (the “Financing Agreement”), whereby the Company may draw up to $1,000,000 by issuing units (the “Units”) at $0.85 per unit with each unit consisting of one share of the Company’s common stock and one common stock purchase warrant exercisable into one common share for two years, at $1.05 for the first 12 months and $1.25 for the second 12 months. Under the terms of the agreement the Company has the right to call upon funds as needed. The securities will be issued upon receiving registration approval. In accordance with the Financing Agreement on November 20, 2009 the Company received gross proceeds of $200,000 for subscription of 235,294 units at $0.85 per unit. The units have not been issued.

In November 2009 the Company completed its acquisition of 100% interest in 56 lithium claims at a 1,120 acre site in the state of Nevada at a total cost of $34,434.

The Company has evaluated subsequent events for recognition or disclosure through the date these financial statements were available to be issued, November 24, 2009.

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	February 28,	August 31, 2009
	2010
	(Unaudited)
ASSETS

Current assets
Cash	$169,202	$13,000
Restricted cash	22,474	-
Prepaid expenses	52,000	33,500
Total current assets	243,676	46,500

Mineral properties	325,171	3,700
Total assets	$568,847	$50,200

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total liabilities	$-	$-

COMMITMENTS

STOCKHOLDERS’ EQUITY:

Common stock, $.001 par value, 300,000,000 shares authorized, 60,236,722 and 59,201,428 shares issued and outstanding as of February 28, 2010 and August 31, 2009 respectively	60,236	59,201
Additional paid-in capital	1,526,063	687,099
Deficit accumulated during the exploration stage	(1,017,452)	(696,100)
Total Stockholders’ Equity	568,847	50,200
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$568,847	$50,200

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Six Months Ended February 28, 2010 and 2009
and the Period from April 14, 2005 (Inception) through February 28, 2010
(Unaudited)

	Six Months Ended		Three Months Ended		Inception through
	February 28,		February 28,		February 28,
	2010	2009	2010	2009	2010
Cost and expenses:
Mineral costs	$68,894	$-	$60,931	$-	$70,724
General and administrative	117,458	13,850	79,577	8,340	257,166
Stock-based compensation	135,000	-	135,000	-	165,000
Impairment of mineral property costs	-	-	-	-	524,562
Loss from operations	(321,352)	(13,850)	(275,508)	(8,340)	(1,017,452)
Net loss	$(321,352)	$(13,850)	$(275,508)	$(8,340)	$(1,017,452)

Net loss per share:
Basic and diluted	$(0.01)	$(0.00)	$(0.00)	$(0.00)
Weighted average shares outstanding:
Basic and diluted	59,309,504	58,301,428	59,418,781	58,301,428

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended February 28, 2010 and 2009
and the Period from April 14, 2005 (Inception) through February 28, 2010
(Unaudited)

	Six Months Ended February 28, 2010	Six Months Ended February 28, 2009	Inception through February 28, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(321,352)	$(13,850)	$(1,017,452)
Adjustments to reconcile net loss to cash used by operating activities:
Impairment of mineral property costs	-	-	524,562
Stock-based compensation	135,000	-	165,000

Net change in:
Restricted cash	(22,474)	-	(22,474)
Prepaid expenses	(39,971)	-	(52,000)
Accounts payable	-	6,880	-
Due to related party	-	-	-
CASH FLOWS USED IN OPERATING ACTIVITIES	(248,797)	(6,970)	(402,364)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Mineral property expenditures	(50,000)	-	(417,733)
CASH FLOWS USED IN INVESTING ACTIVITIES	(50,000)	-	(417,733)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from common stock issuance	454,999	-	989,299
Cash received for share subscriptions	-	-	-
CASH FLOWS FROM FINANCING ACTIVITIES	454,999	-	989,299
NET INCREASE (DECREASE) IN CASH	156,202	(6,970)	169,202
Cash, beginning of period	13,000	26,393	-
Cash, end of period	$169,202	$19,423	$169,202
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-
SUPPLEMENTAL DISCLOSURE OF NON CASH TRANSACTION:
Stock issued for mineral property costs	$250,000	$-	$432,000
Reclassification of deposit to mineral property costs	$21,471	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

BLACK HAWK EXPLORATION INC.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Black Hawk Exploration Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s registration statement filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year August 31, 2009 as reported in Form 10-K, have been omitted.

On December 8, 2009 the Company formed Golden Black Hawk, Inc., a second wholly-owned subsidiary under the laws of the State of Nevada to acquire, explore and develop gold properties in the United States and Canada.

NOTE 2 – MINERAL RIGHTS

BMP Property

During the year ended August 31, 2009 a geologist engaged by the Company identified and acquired 56 lithium claims in the State of Nevada on behalf of the Company. The titles to these claims were transferred to the Company in November, 2009.  As at February 28, 2010 the Company incurred $25,171 of acquisition costs related to the mineral rights of BMP Property.

Dun Glen Property

On December 10, 2009, (the “Effective Date”), the Company entered into a property interest purchase option agreement (the “Option Agreement”) with HuntMountain Resources Ltd. (“HuntMountain”), a public company that has the option right to acquire 100% interest in a total of 73 mining claims (the “Claims”) in Pershing County in the State of Nevada (the “Property”).

The Option Agreement entitles the Company to acquire undivided legal and beneficial interests of up to 75% in the Property free and clear of all liens, charges and claims of others. Considerations for the Option Agreement are as follows:

-	An initial payment of $50,000 (paid) and issuance of 250,000 restricted shares of common stock on the Effective Date (issued on February 23, 2010) (Note 5);
-	A further payment of $25,000 and issuance of 100,000 restricted shares of common stock on the first anniversary of the Effective Date;
-	A further payment of $25,000 on the second anniversary of the Effective Date;
-	Incur or fund expenditures on the Property of not less than $700,000 on or before the fourth anniversary of the Effective Date.

As at February 28, 2010 the Company incurred $300,000 of acquisition costs related to the mineral rights of the Dun Glen Property.

Due to the recent acquisitions of the aforementioned properties, management does not consider any impairment of the assets necessary as of February 28, 2010.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the six months ended February 28, 2010, the Company paid total consulting fees of $71,000 to a private company that has a common director with the Company.

During the six months ended February 28, 2010, the Company paid rent of $1,600 to a public company with a common director and CEO with the Company.

NOTE 4 - COMMITMENTS

In accordance with the amended Consulting Agreements dated January 1, 2010 with a company with a common director of the Company, the Company pays consulting fees of $10,000 up front and $6,000 per month and preapproved office expenses of $1,000 through July, 2010. The Consulting Agreement is automatically renewed for a further seven months unless a notice of termination is received.

On December 1, 2009 the Company entered into an office rent agreement with a public company that has a common director and CEO with the Company at $400 per month for office space in Nevada. The term of the agreement is on a month by month basis starting from December, 2009. A deposit of $1,200 is paid upon signing of the agreement.

NOTE 5 - COMMON STOCK

On October 16, 2009 the Company received gross proceeds of $54,999 for subscriptions of 64,706 shares of the Company’s common stock at $0.85 per share. These shares were issued in February, 2010.

On October 19, 2009 the Company entered into an equity financing agreement (the “Financing Agreement”), whereby the Company may draw up to $1,000,000 by issuing units (the “Units”) at $0.85 per unit with each unit consisting of one share of the Company’s common stock and one common stock purchase warrant exercisable into one common share for two years, at $1.05 for the first 12 months and $1.25 for the second 12 months. Under the term of the agreement the Company has the right to call upon funds as needed, subject to approval by the counter-party. In accordance with the Financing Agreement, as of February 28, 2010 the Company has received gross proceeds of $400,000 for subscription of 470,588 units at $0.85 per unit. The units were issued in February, 2010.

In February, 2010 the Company issued 250,000 common shares of the Company in accordance with the Dun Glen Property Option agreement (Note 2). The shares are valued at $1.00 per share for a total of $250,000 based on the fair market value of the Company’s stock on December 10, 2009, the effective day of the Option Agreement.

In February, 2010 the Company issued 250,000 common shares of the Company to a consulting firm in accordance with a letter agreement effective on February 1, 2010 for consulting services on the Company’s website and shareholder presentation and investment opportunities. The shares are valued at $0.54 per share for a total value of $135,000 based on the fair market value of the Company’s stock on February 1, 2010.

On February 4, 2010, Kevin Murphy, our CEO, acquired 12,000,000 shares of our common stock from one of our majority shareholders.  These shares were purchased in a private transaction for total consideration of $10,200,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 10 of this registration statement.

General Information

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

We are an exploration stage company. There is no assurance that commercially viable mineral deposits exist on the mineral property that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the claim is determined.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended February 28, 2010.

Six Months ended February 28, 2010

During the six months ended February 28, 2010, operating expenses totaled $321,352, and we experienced a net loss of $321,352 against no revenues. During the six months ended February 28, 2009, operating expenses totaled $13,850, and we experienced a net loss of $13,850 against no revenues. The increased operating expenses and net loss resulted from the lack of activities in the six month period in 2009. There were no mineral costs or stock-based compensation in 2009, while the Company incurred $68,894 related to mineral exploration activities and $135,000 stock based compensation by issuing 250,000 shares of the Company’s common stock for consulting services in the six month period in 2010. General and administrative expenses increased from $13,850 to $117,458 when the Company’s overall operation level increased from 2009.

Three Months ended February 28, 2010

During the three months ended February 28, 2010, operating expenses totaled $275,508, and we experienced a net loss of $275,508 against no revenues. During the three months ended February 28, 2009, operating expenses totaled $8,340, and we experienced a net loss of $8,340 against no revenues. The increased operating expenses and net loss resulted from the lack of activities in the six month period in 2009. There were no mineral costs or stock-based compensation in 2009, while the Company incurred $60,931 related to mineral exploration activities and $135,000 stock based compensation by issuing 250,000 shares of the Company’s common stock for consulting services in the three month period in 2010. General and administrative expenses increased from $8,340 to $79,577 when the Company’s overall operation level increased from 2009.

Financial Condition, Liquidity and Capital Resources

At February 28, 2010, there was a working capital of $243,676.

At February 28, 2010, our total current assets were $243,676, which consisted of cash of $169,202, restricted cash of $22,474 and prepaid expenses of $52,000.

At February 28, 2010, our total current liabilities were $nil, as is at August 31, 2009.

Historically, we have financed our cash flow and operations from the sale of stock and advances from shareholders. Net cash provided by financing activities was $989,299 from inception to February 28, 2010.

We have no external sources of liquidity in the form of credit lines from banks.

On October 19, 2009 the Company entered into an equity financing agreement (the “Financing Agreement”), whereby the Company may draw up to $1,000,000 by issuing units (the “Units”) at $0.85 per unit with each unit consisting of one share of the Company’s common stock and one common stock purchase warrant exercisable into one common share for two years, at $1.05 for the first 12 months and $1.25 for the second 12 months. Under the term of the agreement the Company has the right to call upon funds as needed. The securities will be issued upon receiving registration approval. In accordance with the Financing Agreement, as of February 28, 2010 the Company has received gross proceeds of $400,000 for subscription of 470,588 units at $0.85 per unit. The units were issued in February, 2010.

Plan of Operation

Cash Requirements

Over the twelve months ending February 28, 2011 we plan to expend a total of approximately $150,000 in respect of future mineral property acquisitions.

Based on our current plan of operations, we require immediate funds to commence our exploration operations. We currently have cash on hand of $169,202. We anticipate that we will have to raise additional cash of approximately $1,000,000 to allow us to complete our proposed exploration program. If we fail to raise sufficient funds, we may modify our operations plan accordingly. Even if we do raise funds for operations, there is no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable.

We do not have enough funds to commence and complete our proposed exploration program.

There are no assurances that we will be able to obtain additional funds required for our continued operations. In such event that we do not raise sufficient additional funds by secondary offering or private placement, we will consider alternative financing options, if any, or be forced to scale down or perhaps even cease our operations.

Over the twelve months ending February 28, 2011 we intend to use all available funds to commence exploration of our mineral properties, as follows:

Estimated Funding Required During the Next Twelve Months

General and Administrative	$10,000
Operations:
Future property acquisitions	130,000
Working capital	10,000
Development of properties	1,000,000
Total	$1,150,000

Going Concern

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

We have historically incurred losses, and through February 28, 2010 have incurred losses of $1,017,452 from our inception.

However, there are no assurances that we will be able to either (1) ever achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through future private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from our recently completed offering, operations and any future private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our independent auditor’s report on our audited financial statements, in our Form 10-K annual report filed November 30, 2009 for the fiscal year ended August 31, 2009, expressed substantial doubt concerning the Company’s ability to continue as a going concern. The explanatory paragraph contained in their audit report should be read in connection with our management’s discussion of our financial condition, liquidity and capital resources.

Inflation / Currency Fluctuations

Inflation has not been a factor during the recent quarter ended February 28, 2010. Although inflation is moderately higher than it was during 2008 the actual rate of inflation is not material and is not considered a factor in our contemplated capital expenditure program.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations that provide financing, liquidity, market risk or credit risk support to us.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the period. Actual results may differ from those estimates.

Exploration and Development Costs

Exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset category and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future, will be written off.

Basic Loss per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding during the periods has been retroactively restated to reflect a forward stock split of 10 new shares for 1 old share, effective March 15, 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended August 31, 2008 and 2009.

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing prepared in accordance with accounting principles generally accepted in the United States.  This discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those anticipated in these forward-looking statements.

Plan of Operations

Cash Requirements

On October 19, we announced that it had entered into an equity financing agreement for up to $1,000,000 from private investors. Under the terms of the agreement, we have the right to call upon funds as needed.  We have received its first tranche which will be used for additional claim evaluations and operating expenses. We may draw up to $1,000,000 in total by issuing units consisting of one share of its common stock at $0.85 US and one common stock purchase warrant exercisable for the purchase of one additional share of common stock at $01.05 for the first 12 months and $1.25 if exercised by the end of the second year. The securities to be issued under the agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

The signing of this equity financing agreement will allow us to fund the implementation of our operations and acquisitions strategy. In light of this new funding commitment all current acquisitions and projects under consideration were put on hold to be reviewed and prioritized to maximize future growth.  We expect to have additional information available for our shareholders regarding the recommendations of our Geologist, A.L.(Buster) Hunsaker, by the end of November 2009.

On November 20, 2009 we received the first draw down of $200,000 from the financing commitment. Based on our current plan of operations, we have sufficient funds for the next 6 months, after which time we will require additional funds to continue our exploration operations.

Liquidity and Capital Resources

Since inception on April 14, 2005, we have been engaged in exploration and acquisition of mineral properties. Our principal capital resources have been acquired through the issuance of common stock.

At August 31, 2009, we had a working capital of $46,500.

At August 31, 2009, our total assets of $50,200 which consists of cash of $13,000, prepaid expenses of $33,500 and mineral property cost of $3,700. This compares with our assets at August 31, 2008 of $31,393, which consisted of cash of $26,393 and prepaid expenses of $5,000.

At August 31, 2009, our total liabilities were $nil, compared to our liabilities of $4,314 as at August 31, 2008.  We have had no revenues from inception.

Results of Operations

We posted losses of $66,879 for the year ending August 31, 2009, losses of $283,375 for the year ended August 31, 2008, and losses of $696,100 since inception to August 31, 2009. The principal component of the loss was the property option write-off and general and administrative expenses.

Operating expenses for the year ending August 31, 2009 were $66,879 compared to the year ending August 31, 2008 that were $283,375.

Product Research and Development

Our business plan is focused on the long-term exploration and development of our mineral properties once acquired

Going Concern

Due to our being a development stage company and not having generated revenues, in the consolidated financial statements for the year ended August 31, 2009, we included an explanatory paragraph regarding concerns about our ability to continue as a going concern.  Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

The continuation of our business is dependent upon us raising additional financial support.  The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.  Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Critical Accounting Policies

Consolidation

The accompanying consolidated financial statements included all of the accounts of our company and our wholly-owned subsidiary, Blue Lithium Energy Inc., a Nevada corporation. All intercompany transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the period. Actual results may differ from those estimates.

Mineral Property Acquisition Costs

The costs of acquiring mineral properties are capitalized and amortized over their estimated useful lives following the commencement of production or expensed if it is determined that the mineral property has no future economic value or the properties are sold or abandoned.

Cost includes cash consideration and the fair market value of shares issued on the acquisition of mineral properties. Properties acquired under option agreements, whereby payments are made at our sole discretion, are recorded in the accounts at such time as the payments are made.

The recoverable amounts for mineral properties is dependent upon the existence of economically recoverable reserves; the acquisition and maintenance of appropriate permits, licenses and rights; our ability to obtain financing to complete the exploration and development of the properties; and upon future profitable production or alternatively upon our ability to recover its spent costs from the sale of its interests. The amounts recorded as mineral properties reflect actual costs incurred and are not intended to express present or future values.

The capitalized amounts may be written down if potential future cash flows, including potential sales proceeds, related to the property are estimated to be less than the carrying value of the property. Our management reviews the carrying value of each mineral property interest quarterly, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of each property would be recorded to the extent the carrying value of the investment exceeds the estimated future net cash flows.

Basic Loss per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding during the periods has been retroactively restated to reflect a forward stock split of 10 new shares for 1 old share, effective March 15, 2007.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

LBB & Associates Ltd., LLP, Houston, Texas, has audited our Financial Statements for the year ended August 31, 2009 and to the extent set forth in its report, which are included  herein in reliance upon the authority of said firm as experts in accounting and auditing.  There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim period.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following individuals serve as the directors and executive officers of our company as of the date of this annual report. All directors of our company hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
Kevin M. Murphy	Chief Executive Officer, President, and Director	63	July 27, 2009
Howard Bouch	Secretary, Treasurer, Chief Financial Officer, and Director	64	July 27, 2009

None of the directors or officers has professional or technical accreditation in the exploration, development or operations of mining or mining related projects. During the past year Mr. Murphy and Mr. Bouch spent approximately 50% of their time (approximately 20 hours per week) on our affairs. For the coming year, it is anticipated that time commitment and requirement will remain approximately the same.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Kevin M. Murphy

Mr. Murphy, age 63, is an international consultant, with many years of executive management experience in corporate reorganization, finance, administration, and new business development. He has served on the Board of Directors of several companies. Mr. Murphy has served as President and Director of Greenleaf Forum Investments, Inc. from February 2000 to present.  Mr. Murphy became CEO and Chairman of the Board of Absolute Future.com, Inc. on August 15, 2001.  He applied for reorganization for Absolute Future.com through the Federal Bankruptcy Courts January 31, 2002.  Mr. Murphy filed Bankruptcy in June of 2001. Mr. Murphy has served as President and Director of Greenleaf Forum Investments, Inc. from February 2000 to present. Mr. Murphy has served as President and Director of Wannigan Capital from September 2002 to the present. Mr. Murphy is associated with Neighborhood Choices, a private company, in the International Domain registration and resale industry, and has served as President and Director from incorporation in April of 2006 to present. Mr. Murphy has served as President and Director of Evergreen Firewood Inc., a private company in the Alternate Fuel industry from March 2007 to present. Mr. Murphy has served as Director of Convenientcast Inc. (formerly Lone Mountain Mines) from August 15th, 2003 to present. Mr. Murphy has served as President and Director of Silver Mountain Mines Inc. a private company from November 29th, 2007 to present. Mr. Murphy has served as our President and Director from July 2009 to present and our two wholly owned subsidiaries Blue Lithium, Inc. since August 2009 and Golden Black Hawk, Inc. from December 2009 to the present. Mr. Murphy is an alumnus of the University of California (UCLA), Los Angeles School of Economics and the California State University (CSULA) at Los Angeles’s School of Business, and is an Alumni of Sigma Alpha Epsilon.

Howard Bouch

Howard Bouch, age 64, is a Private Practice Chartered Accountant with over 36 years of Public and Private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch joined Deloitte & Co, Lusaka, Zambia from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (world’s 2nd largest) from 1972 - 1976. In 1976, Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984.  In 1984 Mr. Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is a Director of Viavid Broadcasting Inc., a fully reporting, US Public Company, trading on the Pink Sheets under the symbol VVDB; also of UTEC, Inc. symbol UTEI.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have had any of the following events occur:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Other Directorships

Other than the above, none of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders.  If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from each candidate prior to reaching a determination, and it is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses.  In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty.  As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  They may also in the future become affiliated with entities that are engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

●	the corporation could financially undertake the opportunity;
●	the opportunity is within the corporation’s line of business; and
●	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

EXECUTIVE COMPENSATION

General

The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;
(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended August 31, 2009, and 2008 and
(c)
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended August 31, 2009, and 2008, whom we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year.

  Summary Compensation Table (1)
Name and Principal Position	Year	Salary ($)	Total ($)
(a)	(b)	(c)	(j)
Garrett Ainsworth (2) former President, CEO, CFO, COO and Director	2009 2008	Nil Nil	Nil Nil
Kevin M. Murphy (3) President, CEO, Director	2009	Nil	Nil
Howard Bouch (4) Secretary, Treasurer, CFO and Director	2009	Nil	Nil Nil

(1) We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2) The fair market value of the 20,000,000 shares of Black Hawk issued to Mr. Ainsworth in October 2006 for cash consideration of $2,000 did not exceed the $0.001 per share that he paid for the shares.

(3) Mr. Murphy, our Chief Executive Officer and director, has received no compensation for his time or services rendered to Black Hawk and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business.

(4) Mr. Bouch, our Chief Financial Officer and director, has received no compensation for his time or services rendered to Black Hawk and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business.

Options Grants During the Last Fiscal Year / Stock Option Plans

We do not currently have a stock option plan in favor of any director, officer, consultant or employee of our company. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors

The members of the Board of Directors are not compensated by Black Hawk for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment contracts or other contracts or arrangements with our officers or directors other than those disclosed in this report. There are no compensation plans or arrangements, including payments to be made by Black Hawk, with respect to the officers, directors, employees or consultants of Black Hawk that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in-control.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percentage of Class (3)
Common	Kevin M. Murphy (1) 1174 Manito Dr, NW Fox Island, WA 98333	12,010,000	Direct	19.8%
Common	Howard Bouch (5) Grove House 13 Low Seaton Workington Cumbria, England CA141PR UK	10,000	Direct	(4)
Common	Wayne Weaver Maison de Grant, Rue de L’Etocquet, St. Ouen, Jersey JE3 2EL UK	9,370,588	Direct	15.4%
Common	Total Directors and Officers	12,020,000	Direct	19.8%

All directors and officers hold office until our next annual general meeting of shareholders or until a successor is appointed.

(1) The person named above may be deemed to be our “parent” and “promoter” within the meaning of such terms under the Securities Act by virtue of his direct and indirect stock holdings. Mr. Murphy is our only “promoter”.  Mr. Murphy is also our President, Chief Executive Officer and director.
(2) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this report as of which there were 60,472,016 shares of our common stock issued and outstanding.
(3) Based on 60,472,016 number of shares of common stock issued and outstanding as of June 25, 2010.
(4)  Less than 1%
(5)  Mr. Bouch is our Chief Financial Officer, Secretary, Treasurer and director.

Change in Control

We are not aware of any arrangement that might result in a change in control of our company in the future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the six months ended February 28, 2010, we paid total consulting fees of $71,000 to a private company that has a common director with us.

During the six months ended February 28, 2010, we paid rent of $1,600 to a public company with a common director and CEO with us.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

During the last two years and except as disclosed below, none of the following persons has had any direct or indirect material interest in any transaction to which our company was or is a party, or in any proposed transaction to which our company proposes to be a party:

(a)	any director or officer of our company;
(b)	any proposed director of officer of our company;
(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or
(d)	any member of the immediate family of any of the foregoing persons (including a spouse, parents, children, siblings, and in-laws).

Director Independence

Our securities are quoted on the OTC Bulletin Board which does not have any director independence requirements.  Once we engage further directors and officers, we plan to develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. Any Securities and Exchange Commission filings that we do file will be available to the public over the internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an internet site that

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form S-1 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission by mail from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330 (1-800-732-0330). These SEC filings are also available to the public from commercial document retrieval services.

You should rely only on the information contained in this prospectus. No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Black Hawk Exploration, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.